Exhibit 10.1

EXHIBIT A

LOCK-UP AGREEMENT

This LOCK-UP AGREEMENT (this “Agreement”) is made as of June 4, 2021 by Dr. Marc D Brodsky, Michael Wycoki, Jr., PA, Dr. Kevin Fitzgerald, and Dr. Robert Simon, MD (the “Restricted Holders”) and is being delivered to Cardiff Lexington Corporation, a Nevada corporation (the “Company”).

WHEREAS, the Restricted Holders own one hundred percent (100%) of the equity interests (the “Membership Interests”) in Nova Ortho and Spine, LLC, a Florida limited liability company (“Nova”);

WHEREAS, pursuant to the transactions contemplated under that certain Stock Purchase Agreement, dated as of May __, 2021 (the “Purchase Agreement”), by and among the Company, the Restricted Holder, and Nova, the Company will acquire the Membership Interests from the Restricted Holders, with the result of such purchase being that Nova will become a wholly-owned subsidiary of the Company, with Restricted Holders exchanging the Membership Interests for partial consideration of approximately one million six hundred seventy-eight thousand two hundred fifty (1,678,250) shares of the Company’s Series J Voting Preferred Stock (collectively, the “Exchange Stock”) pursuant to the terms of the Purchase Agreement (the “Exchange”);

WHEREAS the Purchase Agreement provides that, among other things, the Exchange Stock owned by the Restricted Holders shall be subject to certain restrictions on Disposition (as defined herein), and the Restricted Holders will be subject to certain other restrictions relating to the Exchange Stock, subject to certain conditions all as more fully set forth herein;

NOW, THEREFORE, as an inducement to and in consideration of the Company’s agreement to enter into the Purchase Agreement and proceed with the Exchange, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.	Restrictions.

(a) With respect to any Exchange Stock or any Company common stock received in exchange for the Exchange Stock (collectively, “Restricted Securities”), for a period of time commencing on the date of issuance of such Restricted Securities (the “Commencement Date”) and ending on the date that is the one (1)-year anniversary of the Commencement Date (the “Lock-Up Period”), the Restricted Holders will not, directly or indirectly: (i) offer, sell, assign, transfer, pledge, contract to sell, or otherwise dispose of, or announce the intention to otherwise dispose of, any Restricted Securities, (ii) enter into any swap, hedge or similar agreement or arrangement that transfers, in whole or in part, the economic consequence of ownership of the Restricted Securities, or (iii) effect or agree to effect any short sale (as defined in Rule 200 under Regulation SHO of the Exchange Act), whether or not against the box, establish any “put equivalent position” (as defined in Rule 16a-1(h) under the Exchange Act) with respect to any shares of the Restricted Securities, borrow or pre-borrow any shares of the Restricted Securities, or grant any other right (including, without limitation, any put or call option) with respect to shares of the Restricted Securities or with respect to any security that includes, is convertible into or exercisable for or derives any significant part of its value from shares of the Restricted Securities or otherwise seek to hedge the Restricted Holders’ position in the Exchange Stock (with the actions described in clause (i), (ii) or (iii) above being hereinafter referred to as a “Disposition”). From and after the expiration of the Lock-Up Period, until the five (5)-year anniversary of the Commencement Date (the “Leak-Out Period,” and together with the Lock-Up Period, the “Restricted Period”), each Restricted Holder may annually convert and sell up to twenty percent (20%) of the amount of Restricted Securities at maximum held by such Restricted Holder. Following expiration of the Restricted Period, all shares shall be free and unrestricted. Notwithstanding the foregoing, the restrictions set forth in this Section 1(a) are contingent upon the consummation of the Closing under the Purchase Agreement (as defined therein).

(b) Notwithstanding anything contained herein to the contrary, the restrictions set forth in Section 1(a) shall not apply to:

(i)	any transfers made by the Restricted Holders: (A) as a bona fide gift to any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law (including adoptive relationships) of each Restricted Holder (collectively, an “Immediate Family Member”), or to a trust the beneficiaries of which are exclusively the Restricted Holders or an Immediate Family Member of a Restricted Holder, (B) by operation of law, including intestate succession upon the death of a Restricted Holder, statutes governing the effects of a merger or qualified domestic order to which a Restricted Holder is subject or (C) as a bona fide gift to a non-profit organization or qualified 501(c)(3) charitable organization (any transferee in connection to the foregoing (A), (B) and (C), a “Permitted Transferee”); provided, that in each case, the Permitted Transferee agrees in writing to be bound by the terms of this Agreement; and

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(ii)	the repurchase of Restricted Securities by the Company in connection with the termination of the Restricted Holder’s employment or other service with the Company.

(c) In the event that any Restricted Holder effects a Disposition prohibited under this Section 1, such Restricted Holder shall pay liquidated damages in the amount of Fifty Thousand Dollars ($50,000.00), per each prohibited Disposition.

3.	Miscellaneous.

(a)  Other Agreements. Other than as specifically set forth herein, nothing in this Agreement shall limit any of the obligations, rights or remedies of the parties under the Purchase Agreement, or any of the obligations, rights or remedies of the parties or any of the obligations of the Restricted Holders under any other agreement between the Restricted Holders and Company or any certificate or instrument executed by the Restricted Holders in favor of Company; and nothing in the Purchase Agreement or in any other Transaction Document, certificate or instrument shall limit any of the obligations, rights or remedies of the parties hereto under this Agreement.

(b) Notices. All notices, consents, waivers, and other communications which are required or permitted under this Agreement shall be in writing and will be deemed given to a party (a) on the date of delivery, if delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) the date of transmission if sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment if such notice or communication is delivered prior to 5:00 P.M., Eastern Standard Time, on a business day, or the next business day after the date of transmission, if such notice or communication is delivered on a day that is not a business day or later than 5:00 P.M., Eastern Standard time, on any trading day; (c) the date received or rejected by the addressee, if sent by certified mail, return receipt requested; or (d) seven (7) days after the placement of the notice into the mails (first class postage prepaid), to the party at the address, facsimile number, or e-mail address furnished by the such party,

If to Company:	with copy to (which copy shall not constitute notice hereunder):

Cardiff Lexington Corporation

3200 Bel Air Drive

Las Vegas, NV 89109

Attn: Alex H. Cunningham, CEO

Email: alex@cardifflexington.com

If to Seller or Nova:

Nova Ortho and Spine, PLLC

1903 S 25th Street, Suite 103,

Fort Pierce, FL 34947

Attn: Dr. Marc D. Brodsky

Email:drmarc@novaorthoandspine.com

Nelson Mullins Riley & Scarborough LLP Glenlake One, Suite 200 4140 Parklake Avenue Raleigh, NC 27612 Attn: W. David Mannheim, Partner Email: david.mannheim@nelsonmullins.com

Any party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

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(c) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

(d) Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Nevada applicable to agreements made and to be performed in such state. The parties hereto hereby irrevocably consents to the personal jurisdiction of the federal and state courts located in the State of Nevada (collectively, the “Designated Courts”), in any action to enforce, interpret or construe any provision of this Agreement or of any other agreement or document delivered in connection with this Agreement, and also hereby irrevocably waive any defense of improper venue or forum non conveniens to any such action brought in any of the Designated Courts.  The parties further irrevocably agree that any action to enforce, interpret or construe any provision of this Agreement will be brought only in one of the Designated Courts and not in any other court.

(e) Waiver; Termination. No failure on the part of the Company to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of the Company in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. The Company shall not be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of the Company; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given. If the Purchase Agreement is terminated, this Agreement shall thereupon terminate. For the avoidance of doubt, the obligations set forth in this Agreement are contingent upon the closing of the Purchase Agreement. In the event the Purchase Agreement does not close or is terminated for any reason, the obligation set forth herein shall be terminated.

(f) Captions. The captions contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(g) Further Assurances. Each of the Restricted Holders hereby represents and warrants that he has full power and authority to enter into this Agreement and that this Agreement has been duly authorized (if a Restricted Holder is not a natural person), is executed and delivered by the Restricted Holder and is a valid and binding agreement of the Restricted Holder.

(h) Entire Agreement. This Agreement and the Purchase Agreement collectively set forth the entire understanding of Company and the Restricted Holders relating to the subject matter hereof and supersedes all other prior agreements and understandings between Company and the Restricted Holders relating to the subject matter hereof.

(i) Non-Exclusivity. The rights and remedies of Company hereunder are not exclusive of or limited by any other rights or remedies which Company may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative).

(j) Amendments and Waiver. This Agreement may not be amended, modified, altered, or supplemented other than by means of a written instrument duly executed and delivered on behalf of Company and the Restricted Holders.

(k) Assignment; Binding Nature. The Restricted Holders may not assign, delegate or transfer this Agreement without thirty (30)-days prior written consent of the Company. This Agreement and all authority herein conferred are irrevocable and shall survive the death or incapacity of a Restricted Holders (if a natural person) and shall be binding upon the heirs, personal representatives, successors and assigns of such Restricted Holders.

(l) Survival. Sections 1, 2, 3(a), 3(d), 3(e) and 3(k) shall survive termination of this Agreement.

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IN WITNESS WHEREOF, the undersigned has executed and delivered this Agreement as of the date first set forth above.

RESTRICTED HOLDERS:

/s/ Dr. Marc D Brodsky

Dr. Marc D Brodsky

/s/ Michael Wycoki, Jr., PA

Michael Wycoki, Jr., PA

/s/ Dr. Kevin Fitzgerald

Dr. Kevin Fitzgerald

/s/ Dr. Robert Simon, MD

Dr. Robert Simon, MD

CARDIFF LEXINGTON CORPORATION:

/s/ Alex H. Cunningham

Alex H. Cunningham

CEO

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